Exhibit 2.1

THIRD AMENDMENT TO

ASSET PURCHASE AGREEMENT

This Third Amendment to Asset Purchase Agreement (this “Third Amendment”) is made and entered into as of March 31, 2025, by and between Datavault AI Inc. (f/k/a WiSA Technologies, Inc.), a Delaware corporation (together with its successors, “Purchaser”), and CompuSystems, Inc., a Texas corporation (“Seller”). Capitalized terms used herein without definition shall have the same definition ascribed thereto in the Purchase Agreement (as defined below).

WHEREAS, the Asset Purchase Agreement was made and entered into as of December 19, 2024, and amended as of December 30, 2024, and further amended as of February 25, 2025, by and among Purchaser and Seller (the “Purchase Agreement”), pursuant to which the Company has agreed to purchase, assume and accept from Seller all of the rights, title and interests in, to and under the assets and interests used in the Acquired Business, and products and services solely to the extent they utilize the Transferred Assets, including Seller’s customer contracts, trademarks, and other intellectual property;

WHEREAS, Section 11.8 of the Purchase Agreement provides that the Purchase Agreement may be amended, supplemented or otherwise modified by a written instrument executed by both Seller and Purchaser; and

WHEREAS, Purchaser and Seller desire to amend the Purchase Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual promises contained in this Second Amendment and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.               Amendment to Section 6.15. Section 6.15 of the Purchase Agreement shall be amended in its entirety to read as follows:

Purchaser shall obtain the prior written consent of the requisite stockholders (the “Stockholder Consent”) to obtain the Purchase Stockholder Approval, and inform the stockholders of the Company of the receipt of the Stockholder Consent by preparing and filing with the U.S. Securities and Exchange Commission, within fifteen (15) Business Days after Purchaser files its Annual Report on Form 10-K, an information statement with respect thereto. In the event Purchaser is unable to obtain such prior written consent, then Purchaser shall establish a record date for a special general meeting of its stockholders (the “Purchaser Stockholders Meeting”) for the purpose of seeking the Purchaser Stockholder Approval, which record date shall be as promptly as possible following the date hereof, and (A) duly convene and give notice of the Purchaser Stockholders Meeting as promptly as practicable, and mail a proxy statement (such proxy statement and any amendment thereof or supplement thereto, the “Proxy Statement”) to the stockholders of Purchaser, which Proxy Statement shall be filed within 20 Business Days from the Closing, and (B) hold the Purchaser Stockholders Meeting, and use commercially reasonable efforts to solicit the Purchaser Stockholder Approval. Purchaser may postpone, recess or adjourn the Purchaser Stockholders Meeting (i) with the consent of the Seller, (ii) to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholder of Purchaser within a reasonable amount of time in advance of the Purchaser Stockholders Meeting, (iii) if there are not sufficient affirmative votes in person or by proxy at such meeting to constitute a quorum or to obtain the Purchaser Stockholder Approval, to allow reasonable additional time for solicitation of proxies for purposes of obtaining a quorum or the Purchaser Stockholder Approval, as applicable, or (iv) as may be required by applicable Law or the charter documents of Purchaser.

2.               Amendment to Section 10.1(b). Section 10.1(b) of the Purchase Agreement shall be amended in its entirety to read as follows:

after May 15, 2025 (the “Outside Date”), by any Party by delivery of a written notice to the other Party in accordance with Section 11.1 if the Closing shall not have been consummated on or prior to 5:00 pm Eastern Time on the Outside Date; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose failure or whose Affiliate’s failure to perform any of its representations, warranties, covenants or other obligations under this Agreement has been the primary cause of, or otherwise primarily resulted in, the failure of the Closing to occur on or prior to such date;

3.               No Other Modification. Except as specifically amended by the terms of this Third Amendment, all terms and conditions set forth in the Purchase Agreement shall remain in full force and effect, as applicable.

4.               Governing Law. This Third Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any rule or principle that might refer the governance or construction of this Amendment to the Laws of another jurisdiction.

5.               Entire Agreement. This Third Amendment contains the entire agreement and understanding of the parties hereto with respect to the subject matter contained therein and may not be contradicted by evidence of any alleged oral agreement.

6.               Further Assurances. Each party to this Second Amendment agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Second Amendment.

7.               Counterparts. This Third Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which, together, shall constitute one and the same instrument. Facsimile, .pdf and other electronic execution and delivery of this consent is legal, valid and binding for all purposes.

8.               Headings. The descriptive headings of the various provisions of this Amendment are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment to be effective for all purposes as of the date first above written.

DATAVAULT AI INC.

By:	/s/ Nathaniel Bradley
	Name:	Nathaniel Bradley
	Title:	Chief Executive Officer

COMPUSYSTEMS, INC.

By:	/s/ Mark LoGiurato
	Name:	Mark LoGiurato
	Title:	Chief Executive Officer

[Signature Page to Third Amendment to Asset Purchase Agreement]